Exhibit 10.6

TRANSITION AGREEMENT

This Transition Agreement dated as of June 10, 2013 (“Transition Agreement”) is made by and between Contango Oil & Gas Company (the “Company”) and Marc Duncan (the “Employee”).

RECITALS

WHEREAS, the Employee is currently employed as the Company’s Senior Vice President — Engineering;

WHEREAS, the Employee is employed through a co-employment arrangement with Insperity Holdings, Inc. (“Insperity”);

WHEREAS, the Company, Contango Acquisition, Inc. and Crimson Exploration Inc. (“Crimson”), have entered into an agreement and Plan of Merger dated as of April 29, 2013, pursuant to which a wholly owned subsidiary of the Company will merge with and into Crimson, with Crimson surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, the Company and the Employee have mutually agreed that Employee’s employment with the Company and Insperity will terminate effective as of the closing date of the Merger (the “Closing Date”);

NOW THEREFORE, in consideration of the mutual promises made herein, Employee and the Company hereby agree as follows:

1. The Employee will continue to provide full-time services in his current position as requested by the Company’s Chief Executive Officer through the Closing Date. The Employee’s employment with the Company and Insperity will terminate effective as of the Closing Date.

2. If the Employee continues in employment through the Closing Date and timely executes and does not revoke the Separation and General Release Agreement attached as Exhibit A, the Company will provide Employee with the following:

(a) Severance Payment. A cash severance payment in the amount of $250,000, which is equal to one year of the Employee’s base salary. The severance payment will be paid in a lump sum cash payment on the first payroll date in January of the year following the year of the Employee’s termination date.

(b) Deferred Bonus. Any unpaid deferred bonus at the Employee’s termination date (which will be $75,000 if the Closing Date occurs between June 30, 2013 and June 30, 2014). The deferred bonus will be paid in a lump sum cash payment on the first payroll date in January of the year following the year of the Employee’s termination date.

3. All payments shall be subject to applicable income and employment withholding taxes in accordance with the Company’s normal payroll practices.

4. Without regard to whether the Employee signs the Separation and General Release Agreement, upon his termination of employment, the Employee shall receive any earned but unpaid salary through the termination date, any accrued but unpaid vacation through the termination date, and any accrued vested benefits in accordance with the applicable plan documents.

5. This Transition Agreement does not affect the right of the Company to terminate the Employee’s employment, with or without Cause. Notwithstanding anything in this Transition Agreement to the contrary, in the event of termination for Cause, no payments shall be made under this Transition Agreement, and this Transition Agreement shall terminate. For purposes of this Transition Agreement, “Cause” means (i) commission of an act of dishonesty, fraud, embezzlement or theft in the course of his employment with the Company; (iii) engaging in conduct which causes, or is likely to cause, material damage to the property or reputation of the Company; (iv) failure to perform satisfactorily the material duties of the Employee’s position after receipt of a written or verbal warning from the Company (other than by reason of death or disability); (v) commission of a felony or a crime of moral turpitude; (vi) failure to adhere to the Company’s policies; or (vii) disclosure of confidential information of the Company to persons not entitled to receive such information.

6. This Transition Agreement contains the entire understanding of the parties with respect to the matters covered herein. This Agreement supersedes and replaces all prior statements, representations, negotiations, promises or agreements (written and oral) relating to the subject matters covered herein, including, without limitation, the offer letter entered into by the parties dated May 17, 2005, but excluding any proprietary information, inventions assignment and confidentiality agreements between the Employee and the Company.

7. Section 409A. The payments under this Transition Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code, or to be exempt from such requirements pursuant to the “short term deferral exception” or the “separation pay exception” to Section 409A. If this Transition Agreement is subject to the requirements of Section 409A, in no event will the timing of the execution of the Agreement, directly or indirectly, result in the Employee designating the calendar year of payment.

8. This Transition Agreement shall be governed by the laws of the state of Texas.

WITNESS the following signatures:

CONTANGO OIL AND GAS COMPANY

Dated: June 10, 2013	Signature: /s/ Joseph J. Romano

Title: President and Chief Executive Officer

MARC DUNCAN

Dated: June 10, 2013	Signature: /s/ Marc Duncan

Exhibit A

Separation and General Release Agreement